Exhibit 99.2

Script for 2012 2nd Quarter Earnings Conference Call

[WELCOME SLIDE with property photos and title of this conference call]

Thank you operator

Welcome everyone to the Griffin Capital Net Lease REIT 2nd quarter 2012 conference call; thank you for joining us. I am pleased to be joined today by Joe Miller, our Chief Financial Officer, and, Jeffrey Schwaber, President of Griffin Capital Securities.

Before we start we need to show some important slides concerning risk factors…

[slide—Risk factors] leave this slide up there for enough time for people to read and Disclaimers, a note regarding forward-looking statements

[slide: Disclaimers] leave this slide up there for enough time for people to read

[slide: Webinar Technical support]

To enhance our communication today, we are sharing with you a PowerPoint presentation that includes summary statistics, property photos and charts. If you are having difficulty viewing this, please immediately call us at 949-270-9309. I will repeat that number: 949-270-9309. We can help walk you through the simple steps to join the WebEx webinar presentation.

[slide: call agenda and speakers]

The format of our call today will have me briefly reviewing recent accomplishments and events, followed by Joe reviewing our financial results, followed by Jeff Schwaber, and ending with a Question and Answer session, where we will be joined by Michael Escalante, our Chief Investment Officer.

[slide: Summary of Recent Events & Acquisitions] show this slide very briefly

[Slide: Portfolio Characteristics]

I am very pleased to share the achievement of several key milestones for Griffin Capital Net Lease REIT:

•	At quarter end, our portfolio exceeded a quarter billion dollars.

•	Over 2.8 million square feet

•	with 100 percent occupancy

•	Approximately 70% of net rental revenue is from investment grade tenants—the highest ranked and strongest end of the credit spectrum

•	As you can see in the pie chart on the right, we now have 11 separate tenants, well diversified by industry—in our REIT’s portfolio…exactly what we are looking for.

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Our leases are long term, with an average remaining term of just under 10 years, and all are triple or absolute net—meaning the tenant, not us as landlord is responsible for paying operating expenses, taxes and insurance, and in absolute leases, most capital expenses such as roof and parking lot repair. This lease structure has fewer moving parts, and we believe fewer surprises.

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Pricing of our properties has been attractive. Mike Escalante and his acquisitions team have been able to leverage their longstanding relationships and buy assets at an average purchase capitalization rate of 8.1%. That is the unlevered first year yield. Not only do those returns offer a nice cushion above our current shareholder distribution rate of 6.75%, they also exceed, by almost 4 full percentage points (380 basis points shown in the table) our current average debt rate of 4.3%.

[Slide: Portfolio Characteristics, cont’d]

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Our REIT also benefits from contractual increases in rent, written into our leases with tenants, which average 2.31% portfolio-wide, a number which grows and compounds over the lease term, which we believe provides a measure of inflation protection. With so much recent fiscal stimulus, we are concerned about inflation over the next 4-7 years, and we take comfort in these built-in escalators in our leases.

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Our leverage is just above 50%, (approx. 53% debt to total capitalization). At quarter end our REIT stood at $303 million in total capitalization and over $140 million in equity, including over $26 million of equity from myself and other senior officers of the REIT—a keen alignment of interest with shareholders that we believe really differentiates our REIT.

Next, I’d like to take you on a quick property tour to view the great assets and tenants we’ve recently added to our portfolio.

[slide: Diversified National Portfolio]

We’ve built a well-diversified portfolio throughout the US, literally coast-to-coast…

A quick refresher on the two properties we acquired in the first quarter of 2012…first one in far upper left hand corner of map, in Microsoft’s home town of Redmond, Washington

[slide ATT]

is leased long term to AT&T Wireless, notable for the more than $50 million of their own money the tenant has invested thus far in a building we acquired for $40 million.

[slide Westinghouse]

And this one from Westinghouse Electric—on their global headquarters campus outside Pittsburgh.

These are blue chip companies you and your clients recognize and respect; both are properties that are essential to the tenant’s business.

By the way, these property slides are part of the investor-approved PowerPoint available from our wholesaling team.

[slide of GE Aviation]

In the 2nd quarter of 2012 we added two more high quality properties to the REIT’s portfolio:

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First, shown here, is an assembly and manufacturing building leased to GE Aviation Systems through March 2018, with the lease guaranteed by the parent company, GE, rated AA+ by Standard & Poors. Located in Whippany, NJ, approximately 30 miles west of midtown Manhattan, this is a dense area with attractive nearby amenities. We are not able to show you photographs from inside the building because it is highly secure—GE makes aviation parts for, among other things, the Patriot Missile System, but also the new Boeing 787 Dreamliner. I personally walked the plant and interviewed the business managers to supplement the work our acquisitions team did to ascertain that this location is truly ‘essential’ to the business of GE Aviation.

[slide of Travelers]

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Our other property acquired in the second quarter of 2012 is the Regional Headquarters of Travelers Indemnity, the largest of 6 subsidiaries of the Travelers Companies—you may know them by the red umbrella logo—they are very big in financial services and insurance. This tenant is another investment grade company, rated AA. This property, located just south of Denver, CO, is leased through June 2024—12 years.

There is a common theme amongst all these properties—highly creditworthy tenants with long leases in buildings that our underwriting has confirmed are essential to their business—we believe this ‘essential’ nature improves the probability of lease renewal and enhances value creation over time.

I would now like to turn to our CFO, Joe Miller who will provide a more detailed review of our 2nd quarter financial results. Joe.

Thank you Dave

[INTRODUCTION SLIDE]

As Dave mentioned, Griffin Capital Net Lease REIT’s acquisition activity for the first six months of 2012 has been strong, adding approximately 520,000 square feet to our portfolio and $105 million in acquisition value, or a portfolio value increase of 64% since the end of 2011.

[MFFO DEFINITION SLIDE]

As a result of these significant 2012 acquisitions, we are pleased to report strong operating results for the second quarter. Our industry assesses portfolio performance based upon Modified Funds From Operations, or MFFO, as defined by our industry group, the Investment Program Association. Simply put, MFFO is defined as GAAP Net

Income, to which we add back acquisition fees and expenses, and depreciation and amortization expenses, adjusted further for what is referred to as straight line or average rents - the latter two of which are non-cash deductions. The objective of this metric is to reflect a more accurate measure of our cash flow from operations, but it does not include a deduction for property capital expenses. This is an important distinction.

As Dave indicated, our portfolio is comprised of a meaningful percentage of ‘absolute net leases. Our portfolio, therefore, is not subject to the extensive capital expense exposure you would otherwise see in a multi-tenant office or industrial portfolio, or multi-family or hospitality assets.

[MFFO SLIDE]

That said, I would like to present our MFFO operating results for the quarter ended June 30, 2012:

•	We reported MFFO of approximately $1.9 million, which represents a 262% increase, ALMOST THREE TIMES THE MFFO REPORTED in the same quarter of 2011.

•	Our cash distributions paid to investors during the same period totaled $1.4 million, which provides ample cash flow to meet our cash distribution requirements, when compared to MFFO.

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In addition, we also issue shares pursuant to our Distribution Reinvestment Plan, which we consider to be the same as cash. In the second quarter, we issued $590,000 of DRP share to investors that opted to receive stock in lieu of cash. Adding the stock issuance to our cash payments, our total investor distributions totaled approximately $2 million.

[CREDIT REVOLVER SLIDE]

Now, I would like to take a moment to touch on our capital structure and capital markets strategy. We are very fortunate to have the financial support from an impressive syndicate of lenders. KeyBank is our lead lender in our $150 million acquisition revolver and they are joined by Bank of America, Northshore Bank & Trust (a Wintrust Financial Corporation subsidiary), Regions Bank and Fifth Third Bank.

[CREDIT REVOLVER TIME LINE SLIDE]

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We originally structured the facility in June 2010 as a $150 million facility to which KeyBank committed the first $35 million. The initial facility was priced at LIBOR plus 3.75% subject to a 2% LIBOR floor, or an interest rate of 5.75%.

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Given our growth and property acquisitions through 2011, this past November BofA joined Key Bank with a $35 million commitment, along with amending certain terms, most notably was the reduction of the credit spread to 275 basis points and the removal of the LIBOR floor, cutting our interest rate to effectively 3.0%, or nearly in half. A spread of over 500 bps when compared to our weighted average cap rate of 8.1%.

•	The facility matures in November 2013 and we have the ability to extend for one year to November 2014, which option we will inevitably execute.

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Following the November renegotiation, we added North Shore Bank & Trust, Regions and Fifth Third to the line in 2012. We could not be more pleased with this group of leading financial institutions that have joined the line this year and the confidence these institutions have shown in us.

•	As of the second quarter we had drawn approximately $96 million from the line.

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As we have acquired properties, we have financed these properties with a combination of the revolver and the bridge or mezzanine debt. Each bridge draw was repaid with net equity raised in our offering. This has been a very powerful vehicle in our capital structure as it has allowed us to close transactions and avoid idle cash balances to be deployed, which would have been dilutive to our investors. We intend to continue using this financing combination in future periods.

[LEVERAGE SLIDE]

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Our portfolio is currently 53% leveraged on total REIT capitalization as of June 30, 2012, compared to 58% for the same period in 2011. THIS REPRESENTS A 5% DROP IN OUR LEVERAGE RATIO, which heads us in the direction of at or below 50% when we prepare to implement our monetization strategy, be it a listing or a merger transaction.

Thank you for the opportunity to present these strong results. I will now turn the call over to Jeff Schwaber, President of Griffin Capital Securities, who will recap the highlights of the information presented.

SCHWABER’S ENDING:

We sincerely appreciate you taking the time today to let us share all the exciting milestones and metrics of our Net Lease REIT.

At this time, operator, I would like to open the line to accept questions as part of our Q&A session, and invite Michael Escalante our Chief Investment Officer to join us to address your questions.